CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2019, relating to the financial statements and financial highlights of Leland Thomson Reuters Private Equity Buyout Index Fund and Leland Thomson Reuters Venture Capital Index Fund, each a series of Northern Lights Fund Trust III, for the year ended September 30, 2019, and to the references to our firm under the headings “Independent Registered Public Accounting Firm,” “Proposal – Ratification of the Selection of Independent Registered Public Accounting Firm,” “Miscellaneous Information” and “Appendix C – Financial Highlights of Acquired Funds” in the Combined Proxy Statement and Prospectus and Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

August 19, 2020